CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer International Small-Mid Company Fund:

We consent to the use of our report dated October 26, 2015, with respect to the financial statements and financial highlights of Oppenheimer International Small-Mid Company Fund, formerly Oppenheimer International Small Company Fund as of August 31, 2015, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

Denver, Colorado

December 28, 2015